Page 10 of 87 Pages

                                    EXHIBIT B





                               PURCHASE AGREEMENT
                                 BY AND BETWEEN
                             THE UNIMARK GROUP, INC.
                                       AND
                              M & M NOMINEE L.L.C.
                            Dated as of July 17, 1998

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                                                             Page 11 of 87 Pages

1. ISSUANCE AND SALE OF PRIMARY SHARES........................................2

1.1. Definitions..............................................................2
1.2. Issuance, Purchase and Sale of the Shares................................2
1.3. Closing..................................................................2
1.4. Deliveries at Closing....................................................2

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................3

2.1. Organization and Qualification...........................................3
2.2. Subsidiaries.............................................................4
2.3. Capitalization...........................................................4
2.4. Due Authorization........................................................5
2.5. Non-contravention; Consents and Approvals................................5
2.6. SEC Reports..............................................................6
2.7. Undisclosed Liabilities..................................................6
2.8. Taxes....................................................................7
2.9. Certain Changes..........................................................8
2.10. Litigation; Compliance with Laws........................................8
2.11. Title to Properties; Insurance..........................................8
2.12. ERISA...................................................................9
2.13. Possession of Franchises, Licenses, Etc.................................9
2.14. Environmental and Other Regulations....................................10
2.15. Patents and Trademarks.................................................10
2.16. Material Contracts and Obligations.....................................11
2.17. Brokers................................................................12
2.18. Accuracy of Information................................................12
2.19. Offering of Primary Shares.............................................12
2.20. Costs of "Year 2000" Modifications.....................................12

3. REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER..........................12


3.1. Organization and Qualification..........................................12
3.2. Due Authorization.......................................................12
3.3. Acquisition for Investment..............................................13
3.4. Brokers.................................................................13
3.5. Non-contravention; Consents and Approvals...............................13
3.6. Accredited Investor.....................................................13



                                       -i-

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                                                             Page 12 of 87 Pages

4. COVENANTS OF THE COMPANY..................................................14

4.1. Negative Covenants......................................................14
4.2. Board Representation....................................................16
4.3. Compliance with Laws....................................................17
4.4. Insurance...............................................................17
4.5. Preservation of Existence, Franchises...................................17
4.6. Payment of Taxes and Other Charges......................................17
4.7. Reports; Access.........................................................17
4.8. Dividends...............................................................18
4.9. Limitation on Agreements................................................18
4.10. Merger.................................................................19
4.11. Notice of Breach.......................................................19
4.12. Real Property Holding Company..........................................19

5. RESTRICTIONS ON TRANSFER..................................................19

6. INDEMNIFICATION...........................................................19

6.1. Survival................................................................19
6.2. Indemnification.........................................................20
6.3  Procedures for Claims...................................................21
6.4. Certain Provisions Regarding Indemnification............................22

7. INTERPRETATION............................................................23

7.1. Definitions.............................................................23
7.2. Index to Defined Terms..................................................26
7.3. Headings; Other Interpretation..........................................28

8. MISCELLANEOUS.............................................................28

8.1. Severability............................................................28
8.2. Specific Enforcement....................................................28
8.3. Entire Agreement........................................................28
8.4. Counterparts............................................................29
8.5. Notices and Other Communications........................................29
8.6. Amendments; Termination; Waivers........................................30
8.7. Cooperation.............................................................30
8.8. Successors and Assigns; Parties in Interest.............................30
8.9. Expenses................................................................31
8.10. Transfer of Shares.....................................................31
8.11. Governing Law; Consent to Jurisdiction.................................31
8.12. Publicity..............................................................32

                                      -ii-

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                                                             Page 13 of 87 Pages

          THIS PURCHASE AGREEMENT, dated as of July 17, 1998 (this "Agreement"), by and between UNIMARK GROUP, INC., a Texas corporation (the "Company") and M & M Nominee L.L.C., a Delaware limited liability company ("Purchaser").

          WHEREAS,  the Company's  business consists primarily of (i) vertically integrated citrus and tropical fruit growing, processing, marketing and distribution operations and related activities (the "Fruit Processing Operations"), and (ii) the production of citrus concentrate, oils and juices and related activities (the "Juice and Oils Operations");

          WHEREAS, the Company is authorized to issue 20,000,000 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock");

          WHEREAS, Purchaser desires to purchase from the Company, and the Company desires to issue to Purchaser, 3,305,500 newly issued shares of Common Stock (the "Primary Shares") for a purchase price of U.S.$4.5375 per share, or an aggregate purchase price of U.S.$14,998,706.25 in cash;

          WHEREAS, in furtherance of such desires, the Company and Mexico Strategic Investment Fund, Ltd. entered into a letter agreement, dated June 22, 1998 (the "Letter Agreement") providing for the transactions contemplated hereby;

          WHEREAS,  to induce  Purchaser  to purchase  the Primary  Shares,  the
Company is contemporaneously herewith, and conditioned hereon, granting to Purchaser (i) an option pursuant to which Purchaser shall have the right, for a period of one year from the date hereof, to acquire up to 1,000,000 shares of Common Stock (the "First Option") on terms specified in the First Stock Option Agreement, dated as of the date hereof, between the Company and Purchaser (the "First Option Agreement"), (ii) an option pursuant to which Purchaser shall have the right, for a period of three years from the date hereof, to acquire up to 1,000,000 shares of Common Stock (the "Second Option" and, together with the First Option, the "Options") on terms specified in the Second Stock Option Agreement, dated as of the date hereof, between the Company and Purchaser (the "Second Option Agreement" and, together with the First Option Agreement, the "Option Agreements"), and (iii) registration rights as set forth in a Registration Rights Agreement, dated as of the date hereof, between the Company and Purchaser (the "Registration Rights Agreement");

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                                                             Page 14 of 87 Pages

          WHEREAS, in connection herewith, and conditioned hereon, the Board of Directors of the Company has amended the bylaws of the Company to incorporate therein the provisions of Sections 4.1, 4.8 and 4.10; and

          WHEREAS, contemporaneously herewith, certain shareholders of the Company are entering into agreements with Purchaser to provide for certain rights and obligations in connection with the purchase and sale of the Primary Shares and with respect to restrictions on sale by such shareholders of their shares of Common Stock.


1.        Issuance and Sale of Primary Shares.

          1.1. Definitions. Certain capitalized terms used in this Agreement are defined in Article 7. An index of defined terms is set forth in Section 7.2.

          1.2. Issuance, Purchase and Sale of the Shares. Upon the terms set forth herein and subject to the contemporaneous deliveries set forth in Section 1.4, the Company is issuing to Purchaser, and Purchaser is buying from the Company, the Primary Shares for a purchase price (the "Purchase Price") equal to U.S.$14,998,706.25.

          1.3. Closing. The closing of the transactions contemplated hereby (the "Closing") is taking place at the offices of Fried, Frank, Harris, Shriver & Jacobson, New York, New York, contemporaneously herewith.

          1.4. Deliveries at Closing. (a) Contemporaneously herewith, the Company is delivering the following:

                    (i) a certificate or certificates  representing  the Primary
               Shares;

                    (ii) the First Option Agreement, executed by the Company;

                    (iii) the Second Option Agreement, executed by the Company;

                    (iv) the  Registration  Rights  Agreement,  executed  by the
               Company;

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                                                             Page 15 of 87 Pages

                    (v) a certificate, dated as of the date hereof, of the chief executive officer or chief financial officer of the Company certifying that (x) the representations and warranties made by the Company herein are true and correct, and (y) that the conditions set forth in clauses (i) through (iv) of Paragraph 12 of the Letter Agreement are true;

                    (vi) a  certificate,  dated  as of the date  hereof,  of the secretary or other appropriate officer of the Company certifying the names of the officer or officers of the Company authorized to sign this Agreement and any other documents provided for in this Agreement, together with a sample of the true signature of each such officer, and certifying as to the truth and completeness of the following attachments to such certificate: (x) a certified copy of the Company's current articles of incorporation and any amendments thereto, (y) a copy of the Company's current bylaws and any amendments thereto, and (z) resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and any other documents provided for herein and the performance hereof and thereof; and

                    (vii) the opinion, dated as of the date hereof, of Jordaan &
               Pennington, counsel to the Company, in the form set forth in Exhibit A hereto.

(b)      Contemporaneously herewith, Purchaser is delivering the following:

                    (i) the Purchase Price, payable in cash, in U.S. dollars, by wire transfer of immediately available funds;

                    (ii) a  certificate,  dated  as of the date  hereof,  of the chief executive officer or chief financial officer of Purchaser certifying that the representations and warranties made by Purchaser herein are true and correct; and

                    (iii) a  certificate,  dated as of the date  hereof,  of the secretary or other appropriate officer of Purchaser certifying the names of the officer or officers of Purchaser authorized to sign this Agreement and any other documents provided for in this Agreement, together with a sample of the true signature of each such officer, and certifying as to the truth and completeness of following attachments to such certificate: (x) a certified copy of Purchaser's current certificate of formation and any amendments thereto, (y) a copy of Purchaser's current bylaws (or equivalent document) and any amendments thereto, and (z)
               resolutions of the governing or managing board of Purchaser authorizing the execution and delivery of this Agreement and any other documents provided for herein and the performance hereof and thereof.

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                                                             Page 16 of 87 Pages

(iii) 2.  Representations and Warranties of the Company(iii).

          The Company represents and warrants as of the date hereof as follows:

          2.1. Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated and has the power to own its respective property and to carry on its respective business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and in good standing in every jurisdiction in which the nature of the respective business conducted or property owned by it makes such qualification necessary except where the failure so to qualify would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

          2.2. Subsidiaries. Schedule 2.2 sets forth a list of the Subsidiaries. Except as set forth in Schedule 2.2, the Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity or enterprise that is not wholly owned by a Subsidiary. Except as set forth in Schedule 2.2, the Company owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each Subsidiary, free and clear of all liens, pledges, security interests, claims or other encumbrances. Each of the outstanding shares of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable. All of the capital stock of each Subsidiary is owned by the Company and/or one or more wholly-owned subsidiaries of the Company.

          2.3. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, of which (i) 8,632,826 shares are validly issued and outstanding, (ii) no shares are issued and held in treasury, and (iii) 915,190 shares are reserved for issuance upon

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                                                             Page 17 of 87 Pages

exercise of existing Company Options (as defined below). No shares of Common Stock are held by any Subsidiary. Each outstanding share of Common Stock is duly authorized, validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in Schedule 2.3 and as contemplated by the Option Agreements: (i) there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments of any type relating to the issuance, sale, repurchase or transfer by the Company of any Common Stock or other securities of the Company (the "Company Options"), or by the Company or any Subsidiary of any securities of a Subsidiary, (ii) there are no outstanding securities which are convertible into or exchangeable for any shares of capital stock or other securities of the Company or any Subsidiary, and (iii) neither the Company nor any Subsidiary has any obligation of any kind to issue any additional shares of capital stock or other securities to pay for or repurchase any shares of capital stock or other securities of any Subsidiary or any predecessor thereof. The Primary Shares being delivered herewith have been duly authorized, validly issued, fully paid and nonassessable, are being delivered free and clear of all claims, liens, encumbrances and security interests, and are eligible for NASDAQ NMS trading without further consents or actions other than registration with the Securities and Exchange Commission (the "Commission") thereof pursuant to the Registration Rights Agreement. The shares of Common Stock which will be issued upon exercise of the Options have been authorized and reserved for issuance, and when issued and delivered in accordance with the terms of the applicable Option Agreement, will be validly issued, fully paid and nonassessable and will be eligible for NASDAQ NMS trading without further consents or actions other than registration thereof pursuant to the Registration Rights Agreement.

          2.4. Due Authorization. The execution and delivery of this Agreement, the Option Agreements and the Registration Rights Agreement and the issuance and sale of the Primary Shares by the Company, and compliance by the Company with all the provisions of the foregoing agreements applicable to it: (i) are within the corporate power and authority of the Company; (ii) do not or will not require any approval or consent of the stockholders of the Company, other than approvals and consents which have been duly obtained; and (iii) have been authorized by all requisite corporate proceedings on the part of the Company. This Agreement, the Option Agreements and the Registration Rights Agreement have been duly executed and delivered by the Company and constitute valid and binding agreements of the Company, enforceable in accordance with their respective terms. The Company has furnished to Purchaser true and correct copies of the Company's Articles of Incorporation and bylaws as in effect on the date hereof.

          2.5. Non-contravention; Consents and Approvals. None of (i) the execution and delivery by the Company of this Agreement, the Registration Rights Agreement and the Option Agreements, (ii) the issuance of the Primary Shares and
(iii) the fulfillment of and compliance with the terms and provisions hereof, of the Registration Rights Agreement and of the Option Agreements applicable to the Company, will:

               (a) conflict with, or result in a breach of any provision of, the Articles of Incorporation or bylaws of the Company;

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                                                             Page 18 of 87 Pages

               (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any Subsidiary is a party;

               (c) violate any Law applicable to the Company or any Subsidiary or any of their respective properties or assets; or

               (d) require any action or consent or approval of, or review by, or registration or filing by the Company or any of its Affiliates with, any third party (including, without limitation, securities authority or exchange) or any local, domestic, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than registrations or other actions required under federal and state securities laws as are contemplated by the Registration Rights Agreement;

except in the case of (b), (c) and (d), for any of the foregoing that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

          2.6. SEC Reports. The Company has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it (other than the Company's proxy statement in respect of its annual shareholders meeting to be held in 1998) since January 1, 1996 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "SEC Documents"). The SEC Documents, including any financial statements or schedules included therein, at the time

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                                                             Page 19 of 87 Pages

filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of the Company included in the SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments consistent with past practice), in all material respects, the consolidated financial position of the Company and the
Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, any stock exchange or any other comparable Governmental Authority (domestic or foreign).

          2.7. Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities, contingent or otherwise, not reflected in the Company's balance sheet as of March 31, 1998 included in the SEC Documents or otherwise referred to in the SEC Documents, or otherwise disclosed to the Purchaser in writing prior to the date hereof, other than any such liabilities incurred in the ordinary course of business since March 31, 1998 or incurred in connection herewith.

          2.8. Taxes. Except as set forth in Schedule 2.8 and except for such matters that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect:

               (a) The Company and the Subsidiaries (i) have timely filed all Tax Returns (as defined in Section 2.8(c)) (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Company or the Subsidiaries, all of which Tax Returns are true, correct and complete; (ii) have within the time and manner prescribed by Law paid all Taxes (as defined in Section 2.8(c)), required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any Governmental Authority; (iii) have established and maintained on their respective books an records, in accordance with their normal accounting practices and procedures,

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                                                             Page 20 of 87 Pages

accruals and reserves that are adequate for the payment of all Taxes not yet due and payable and attributable to any period preceding the date hereof; (iv) are not delinquent in the payment of any Tax; and (v) have not received written notice of any deficiencies for any Tax from any Governmental Authority against the Company or any Subsidiary, which deficiency has not been satisfied. Neither the Company nor any Subsidiary is the subject of any currently ongoing audit or judicial or administrative proceeding relating to Taxes. With respect to any taxable period ended prior to December 31, 1993, all federal income Tax Returns including the Company or any Subsidiary have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company or any Subsidiary (other than liens for Taxes not yet due). No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company and the Subsidiaries do not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. Neither the Company nor any Subsidiary has filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

               (b) The Company and its Subsidiaries have withheld or collected all Taxes required to have been withheld or collected in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and any such amounts required to be remitted to a Governmental Authority have been timely remitted, other than Taxes for amounts less than $100,000 in the aggregate.

               (c) For purposes of this Agreement, (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, value added, license, excise, franchise, capital, net worth, estimated, withholding, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, inventory, asset, gains, transfer or excise tax, or any other tax, levy, custom, duty, impost, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty or additions to tax, imposed by any Governmental Authority, and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          2.9. Certain Changes. Since March 30, 1998 the Company and its Subsidiaries have operated their respective businesses only in the ordinary course and no events have occurred which, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect, other than changes disclosed or referred to in the SEC Documents or otherwise disclosed to the Purchaser in writing prior to the date of this Agreement.

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                                                             Page 21 of 87 Pages


          2.10. Litigation; Compliance with Laws.

               (a) There is no suit, claim, action, proceeding, audit or investigation (each, an "Action") pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective properties or assets, which, individually or in the aggregate
(i) questions  the  validity  or  enforceability  of,  or  seeks  to  enjoin  or invalidate this Agreement, the Option Agreements, the Registration Rights Agreement, the Primary Shares or the Options or any action taken or to be taken pursuant hereto or thereto, or (ii) has or would reasonably be expected to have a Material Adverse Effect (other than as set forth in the SEC Documents or in
Schedule 2.10(a)). Neither the Company nor any Subsidiary is subject to any outstanding judgment, order, writ, injunction, decree or award which, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

               (b) Except as set forth in the SEC Documents or in Schedule 2.10(b), and except for environmental matters covered by Section 2.14, the Company has been and is in compliance with all applicable Laws.

               (c) Neither the Company nor any Subsidiary is: (i) a "public utility company" or a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," or an "affiliate" of such a "subsidiary company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) a "public utility," as defined in the Federal Power Act, as amended, or (iii) an "investment company" or an "affiliated person" thereof or an "affiliated person" of any such "affiliated person," as such terms are defined in the Investment Company Act of 1940, as amended, or (iv) a "United States real property holding corporation" as defined in section 897(c)(2) of the Code. Stock ownership in the Company is not a "United States real property interest" as defined in Code section 897(c)(1)(A)(ii).

          2.11. Title to Properties; Insurance. The Company and each of its Subsidiaries have good and valid title to, or, in the case of property leased by any of them as lessee, a valid and subsisting leasehold interest in, their respective properties and assets, free of all liens and encumbrances other than those referred to in the financial statements of the Company (or the notes thereto) for the year ended December 31, 1997, included in the SEC Documents, except in each case for such defects in title and such other liens and encumbrances which are disclosed in the SEC Documents or which would not have or reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries maintain insurance in such amounts, including self-insurance, retainage and deductible arrangements, and of such a character as is reasonable for companies engaged in the same or similar business. Without limiting the generality of the foregoing, the Company maintains directors' and officers' insurance in amounts at least comparable to public companies of its size. All insurance policies of the Company and its Subsidiaries are disclosed in Schedule 2.11.

                                                             Page 22 of 87 Pages

          2.12.  ERISA.  No  accumulated   funding  deficiency  (as  defined  in
Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Pension Plan (other than a Multiemployer Plan (as defined below)). No liability to the PBGC has been, or is reasonably likely to be, incurred with respect to any Pension Plan (other than a Multiemployer Plan) by the Company, any of its Subsidiaries or any ERISA Affiliate (as defined below) which is or would be materially adverse to the Company, its Subsidiaries and any ERISA Affiliate. Neither the Company nor any of its Subsidiaries and any ERISA Affiliate has incurred, or is reasonably likely to incur, any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the Company, its Subsidiaries and its ERISA Affiliates and if the Company, its Subsidiaries and ERISA Affiliates, were to completely withdraw as of the date hereof from each Multiemployer Plan in which they participate, the Company, its Subsidiaries and its ERISA Affiliates would not incur any material withdrawal liability under Title IV of ERISA. Neither the Company nor any of its Subsidiaries has any obligation to provide post-retirement health benefits to any employee or former employee. No fiduciary of any employee benefit plan (as defined in Section 3(3) of ERISA) maintained or contributed to by the Company or any Subsidiary, for the benefit of their respective employees (each an "Employee Plan") has engaged or caused any Employee Plan to engage in any transaction prohibited by Section 4975 of the Code or Section 406 of ERISA which is reasonably likely to subject the Company or any Subsidiary, or any entity the Company or any Subsidiary has an obligation to indemnify, to any tax or penalty imposed under Section 4975 of the Code or
Section 502 of ERISA. Each Employee Plan has been maintained and administered in compliance with all applicable law including ERISA and the Code in all material respects. An "ERISA Affiliate" for purposes of this Section is any trade or business, whether or not incorporated, which, together with the Company, is under common control, as described in Section 414(b) or (c) of the Code, and the term "Multiemployer Plan" shall mean any Pension Plan which is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

          2.13. Possession of Franchises, Licenses, Etc. The Company and its Subsidiaries possess all franchises, certificates, licenses, permits and other authorizations from governmental or political subdivisions or regulatory authorities, free from burdensome restrictions, that are necessary in any material respect to the Company or any of its Subsidiaries for the ownership, maintenance and operation of their respective properties and assets, and neither the Company nor any of its Subsidiaries is in violation of any thereof, except as would not have or reasonably be expected to have a Material Adverse Effect.

                                                             Page 23 of 87 Pages

          2.14. Environmental and Other Regulations. Except for matters disclosed in Schedule 2.14 and except for matters that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (a) the properties, operations and activities of the Company and the Subsidiaries have at all times been for all applicable periods of limitation, and are, in compliance with all applicable Environmental Laws and Environmental Permits (each as defined below); (b) the Company and the Subsidiaries and the properties and operations of the Company and the Subsidiaries are not subject to any pending or, to the Company's knowledge, threatened Action under any Environmental Law, including without limitation with respect to any present or former operations, facilities or subsidiaries; (c) there has been no release of any Hazardous Materials (as defined below) into the environment by the Company or any Subsidiary, and there are no Hazardous Materials present at, on, under, within or which have migrated from, any properties of the Company or any Subsidiary; (d) there has been no exposure of any person or property to any Hazardous Materials in connection with the properties, operations and activities of the Company or any Subsidiary; and (e) neither the Company nor any Subsidiary
(x) has received any written notice that the Company, any Subsidiary or any of their respective present or former operations, facilities or subsidiaries is or may be a potentially responsible party or otherwise liable in connection with any site used for the disposal of or otherwise containing Hazardous Materials, or (y) has disposed of, arranged for the disposal of, or transported any
Hazardous Materials to any site which is listed on the U.S. Environmental Protection Agency's National Priorities List or which is otherwise subject to remediation or investigation. The Company and the Subsidiaries have made available to Purchaser all material internal and external environmental audits and reports (in each case relevant to the Company or any Subsidiary) prepared since January 1, 1993 and in the possession of the Company or any Subsidiary. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder, as in effect on the date hereof. "Environmental Permit" means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

          2.15. Patents and Trademarks. Set forth in Schedule 2.15 is a true and complete list of all patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names, copyrights and licenses of any of the foregoing presently used by the Company or any Subsidiary or necessary for the conduct of the business of the Company and its Subsidiaries as conducted and as proposed to be conducted (the "Intellectual Property Rights"). The Company owns, or has the right to use under the agreements or upon the terms described in Schedule 2.15, all of the Intellectual Property Rights. To the Company's knowledge, the business conducted or proposed to be conducted by the Company and its Subsidiaries does not infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, licenses of any of the foregoing, trade secrets or other proprietary rights of any other person or entity. Except as set forth in Schedule 2.15, to the Company's knowledge, no other Person has any right to or interest in any inventions, improvements, discoveries or other confidential information utilized by the Company or any Subsidiary in its business.

          2.16. Material Contracts and Obligations Schedule 2.16 lists all contracts, agreements, guarantees, leases and executory commitments (each a "Contract"), other than any Contracts heretofore filed as an exhibit to any SEC Document, that exist as of the date hereof to which the Company or any

                                                             Page 24 of 87 Pages


Subsidiary is a party or by which it is bound and which fall within any of the following categories: (a) Contracts not entered into in the ordinary course of business other than those that individually or in the aggregate are not material to the Company's business, (b) joint venture and partnership agreements,
(c) Contracts containing covenants purporting to limit the freedom of the Company to compete in any line of business in any geographic area, (d) Contracts relating to any outstanding commitment for capital expenditures in excess of $500,000, (e) indentures, mortgages, promissory notes, loan agreements or other Indebtedness in excess of $100,000 in the aggregate, agreements or instruments or commitments for the borrowing or the lending by the Company or any Subsidiary of amounts in excess of $100,000 in the aggregate or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of the Company and its Subsidiaries with an aggregate value in excess of $100,000,
(f) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements relating to material transactions since January 1, 1995,
(g) Contracts between the Company or any Subsidiary and any Affiliate, employee, director, officer or Significant Shareholder, or (h) any agreement which is material to the Company, irrespective of amount. All Contracts to which the Company or any Subsidiary is a party or by which it is bound are valid and binding obligations of the Company or the Subsidiary (as the case may be) and, to the Company's knowledge, the valid and binding obligation of each other party thereto except such Contracts which if not so valid and binding would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary nor, to the Company's knowledge, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract except such violations or defaults under or terminations which, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect.

          2.17. Brokers. Except as set forth in Schedule 2.17, no agent, broker, investment banker or other Person is or will be entitled to any broker's fee or any other commission or similar fee from the Company or any Subsidiary in connection with any of the transactions contemplated by this Agreement.

          2.18. Accuracy of Information. None of the representations and warranties of the Company contained herein or the information, documents or other materials (other than projections) which have been furnished in writing by the Company or any of its representatives to the Purchaser in connection with the transactions contemplated by this Agreement contains any material

                                                             Page 25 of 87 Pages


misstatement of fact, or omits any material fact required to be stated herein or therein or necessary to make the statements herein and therein not misleading. All projections furnished in writing by the Company in connection with the transactions contemplated by this Agreement (i) are bona fide projections of the Company, (ii) have been prepared by management of the Company after a careful analysis of all material data, (iii) are based on reasonable assumptions by management of the Company and (iv) represent the best estimate by management of the Company, based upon current reasonable assumptions, as to the financial performance of the Company and the Subsidiaries for the periods indicated, but do not represent any guarantee or assurance of the future financial results of the Company and its Subsidiaries.

          2.19. Offering of Primary Shares. Neither the Company nor any Person acting on its behalf has offered any of the Primary Shares to any Persons in a manner that could reasonably be expected to subject the offering, issuance or sale of any of the Primary Shares to the registration requirements of Section 5 of the Securities Act.

          2.20. Costs of "Year 2000" Modifications. The estimated costs to the Company and its Subsidiaries of "Year 2000" modifications to their computer systems and software do not exceed $100,000.

3. Representations and Warranties of each Purchaser. Purchaser represents and warrants as of the date hereof as follows:

          3.1. Organization and Qualification. Purchaser is a limited liability company duly organized and existing in good standing under the laws of Delaware and has the power to own its respective property and to carry on its respective business as now being conducted. Purchaser is duly qualified as a foreign corporation to do business and in good standing in every jurisdiction in which the nature of the respective business conducted or property owned by it makes such qualification necessary, except where the failure to so qualify would not prevent consummation of the transactions contemplated hereby or have a material adverse effect on Purchaser's ability to perform its obligations hereunder.

          3.2. Due Authorization. The execution and delivery of this Agreement, the Option Agreements and the Registration Rights Agreement, and compliance by Purchaser with all the provisions of the foregoing agreements applicable to it:
(i) are within the corporate power and authority of Purchaser; and (ii) have been authorized by all requisite corporate proceedings on the part of Purchaser. This Agreement, the Option Agreements and the Registration Rights Agreement have been duly executed and delivered by Purchaser and constitutes valid and binding agreements of Purchaser, enforceable in accordance with their respective terms.

          3.3. Acquisition for Investment. Purchaser is acquiring the Primary Shares and the Options for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and Purchaser has no present intention or plan to effect any distribution thereof. Purchaser acknowledges that the Primary Shares and the Options (and the shares underlying the Options) have not been registered under the Securities Act and may be sold or disposed of in the absence of such registration only pursuant to an exemption from such registration.

                                                             Page 26 of 87 Pages


          3.4. Brokers. No agent, broker, investment banker or other Person is or will be entitled to any broker's fee or any other commission or similar fee from Purchaser in connection with any of the transactions contemplated by this Agreement.

          3.5. Non-contravention; Consents and Approvals. None of (i) the execution and delivery by Purchaser of this Agreement, the Registration Rights Agreement and the Option Agreements, and (ii) the fulfillment of and compliance by Purchaser with the terms and provisions hereof, of the Registration Rights Agreement and of the Option Agreements applicable to Purchaser, will:

               (a) conflict with, or result in a breach of any provision of, the Certificate of Formation or other organizational documents of Purchaser; or

               (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Purchaser is a party, except in the case of this clause (b), for any of the foregoing that would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Purchaser's ability to perform its obligations hereunder.

          3.6. Accredited Investor. Purchaser is an "accredited investor" within the meaning of Rule 501 of the Securities Act.

4.       Covenants of the Company.

          4.1. Negative Covenants. From the date hereof and as long as Purchaser and its Affiliates either (i) Beneficially Own 10% or more of the outstanding Common Stock of the Company, or (ii) have not transferred to Third Parties 50% or more of the Primary Shares, the Company shall not, and shall cause its Subsidiaries not to do any of the following things without the prior written consent of Purchaser:

                                                             Page 27 of 87 Pages


               (a) incur or, from and after the fifth day following the date hereof, maintain any Indebtedness other than (i) bank lines of credit for working capital not in excess of U.S.$27 million (in the aggregate for the Company and its Subsidiaries), (ii) Capital Leases not in amounts in excess of U.S.$2 million (in the aggregate for the Company and its Subsidiaries), and
(iii) other items of Indebtedness not in excess of $1,000,000 (provided, however, that the Company shall be permitted to maintain other items of Indebtedness existing on the date hereof in amounts not in excess of U.S.$16 million); and, at any time, allow the aggregate amount of the Indebtedness to be greater than U.S.$42 million;

               (b) incur liens or encumbrances other than liens to secure the indebtedness permitted by Section 4.1(a) and other than Permitted Liens;

               (c) incur contingent obligations or guaranties other than in the ordinary course of business;

               (d) enter into a line of business that is different (in a material respect) from the businesses currently conducted by the Company or its Subsidiaries or conduct any material business activities that are not either currently conducted or directly related to those currently conducted by the Company or its Subsidiaries;

               (e) enter into any Contract or amend any existing Contract with a value in excess of 5% of total assets (as set forth on the immediately preceding year's audited financial statements) or enter any Contract or transaction or amend any existing Contract or transaction with any Affiliate or Significant Shareholder;

               (f) incur amounts for any capital expenditure in excess of 110% of the amount budgeted for such capital expenditure on the budgets previously delivered to Purchaser, provided, however, that the Company may reallocate up to 20% of the aggregate amount of the capital expenditure budget per year among capital expenditure items listed in such budget or to other capital expenditure items;

               (g) approve increases in any item in each year's annual budget in excess of 5% over the amount budgeted for such item during the preceding year;

               (h) appoint or remove any executive officer of the Company;

               (i) amend the Articles of Incorporation or the bylaws of the Company or any Subsidiary, or adopt any rights agreement, plan or other instrument (e.g. a so-called "poison pill");

                                                             Page 28 of 87 Pages


               (j) acquire assets (other than in the ordinary course of business) or common stock, debt or other securities of any Third Party in excess of $100,000 in the aggregate;

               (k) in any year, sell or dispose of assets of the Company or any Subsidiary having a value in excess of 10% of the value of the total fixed assets of the Company and its Subsidiaries (as set forth in the Company's consolidated audited balance sheet at the end of the prior fiscal year) other than the proposed sale of the Company's Hidalgo warehouse facility;

               (l) in any year, sell or dispose of assets of any facility of the Company having a value in excess of 5% of the value of such facility's total fixed assets (as set forth in the Company's consolidated audited balance sheet at the end of the prior fiscal year);

               (m) make or maintain any investment in or capital contribution or advance to any other Person, other than investments in wholly-owned subsidiaries; or enter into joint ventures or partnerships or establish non-wholly owned subsidiaries, except, in each case, for investments, contributions or arrangements described in Schedule 4.1;

               (n) in any transaction or series of transactions, acquire (including pursuant to a merger or consolidation) all or any substantial portion of the business or assets of any Person, except for transactions not in excess (in the aggregate) of $100,000;

               (o) dissolve or liquidate the Company;

               (p) issue any securities of the Company or any Subsidiary (including, without limitation, common stock, convertible securities, rights, warrants or options to one or more Persons (including through a public offering)), other than pursuant to an employee benefit plan or director stock option plan consistent with past practice and other than the exercise of Company Options;

               (q) register Common Stock or other securities of the Company or any Subsidiary under the Securities Act (except as provided in registration rights agreements existing on the date hereof and disclosed to Purchaser or subsequently entered into with the consent of Purchaser or pursuant to a registration statement on Form S-8 in connection with the employee stock option plan or the director stock option plan) or grant any registration rights;

               (r) effect any debt or equity repurchase or redemption or other restricted payment, other than payment of debt in the ordinary course of business;

                                                             Page 29 of 87 Pages


               (s)   change   the   Company's   independent   certified   public
accountants;

               (t) adopt or amend, in any material respect, any employee benefit plan; and

               (u) settle any material Action.


          4.2. Board Representation.

               (a) Within 10 days of the date hereof, the Company shall take all necessary action to cause the Purchaser Designees (as defined below) to be elected to the Board of Directors of the Company. In connection with the 1998 Annual Meeting of Shareholders, the Company shall take all necessary action to cause the Purchaser Designees to be nominated and shall use its best efforts to cause such Purchaser Designees to be elected to the Board of Directors of the Company. Thereafter, in connection with any annual meeting of shareholders at which the term of a Purchaser Designee is to expire, the Company will take all necessary action to cause a Purchaser Designee to be nominated and use its best efforts to cause such Purchaser Designee to be elected to the Board of Directors of the Company. In the event of any vacancy arising by reason of the resignation, death, removal, or inability to serve of any of the Purchaser Designees, Purchaser shall be entitled to designate a successor to fill such vacancy for the unexpired term. If any Purchaser Designee is not elected at an annual meeting of shareholders, Purchaser shall be entitled to designate an alternative Person and the Company shall, within 10 days of such designation, take all necessary action to cause such alternative Person to be elected to the Board of Directors of the Company. "Purchaser Designees" shall mean those individuals designated from time to time by Purchaser to serve on the Company's Board of Directors. The number of Purchaser Designees shall be the smallest number possible such that the ratio of Purchaser Designees to total number of directors (after election of the Purchaser Designees) is at any time greater than or equal to the ratio of the number of Primary Shares held by Purchaser and its Affiliates to total number of shares of Common Stock outstanding (e.g. if there are 7 directors without the Purchaser Designees and Purchaser and its Affiliates own 27% of the Common Stock outstanding, then the number of Purchaser Designees will be three, resulting in a total of 10 directors).

               (b) The Company shall maintain directors' and officers' insurance in at least the amount currently maintained by the Company. The Company shall indemnify Purchaser and the current and former Purchaser Designees (in connection with serving on the Company's Board of Directors) to the fullest extent permitted by Law and, upon request, the Company shall enter into an indemnification agreement with any such Purchaser Designee reasonably acceptable to such Purchaser Designee. The Purchaser Designees shall be entitled to reimbursement of expenses to the same extent that other non- employee directors of the Company are entitled to such reimbursement.

          4.3. Compliance with Laws. From the date hereof and as long as Purchaser and its Affiliates own any Primary Shares, the Company shall, and shall cause the Subsidiaries to, comply with all applicable Laws, including without limitation, financial and other reporting requirements pursuant to the Exchange Act.

                                                             Page 30 of 87 Pages

          4.4. Insurance. From the date hereof and as long as Purchaser and its Affiliates own any Primary Shares, the Company shall, and shall cause the Subsidiaries to, maintain insurance in such amounts, including self-insurance, retainage and deductible arrangements, and of such a character as is reasonable for companies engaged in the same or similar business.

          4.5. Preservation of Existence, Franchises. From the date hereof and as long as Purchaser and its Affiliates own any Primary Shares, the Company shall, and shall cause the Subsidiaries to, maintain their respective corporate existence, rights and franchises in full force and effect, provided that nothing in this Section 4.5 shall prevent the Company or any Subsidiary from discontinuing its operations in any particular state or at any particular location or locations within the state, or prevent the corporate existence, rights and franchises of any Subsidiary from being terminated if, in the opinion of the Board of Directors of the Company, the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole.

          4.6. Payment of Taxes and Other Charges. The Company shall pay or discharge, and shall cause each of the Subsidiaries to pay or discharge, before the same become delinquent, (i) all Taxes, assessments and other governmental charges or levies imposed upon it or any of its properties or income (including, without limitation, such as may arise under Section 4062, 4063, or 4064 of ERISA or any similar provision of law), and (ii) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, in the case of either clause (i) or clause (ii), if unpaid, might result in the creation of a material lien upon any of its properties, provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such Tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith pursuant to appropriate proceedings and for which adequate accruals and reserves for the payment thereof have been established and maintained on the books and records of the Company or such Subsidiary.

          4.7. Reports; Access. From the date hereof and as long as Purchaser and its Affiliates either (i) Beneficially Own 5% or more of the outstanding Common Stock of the Company, or (ii) have not transferred to Third Parties 75% or more of the Primary Shares, the Company shall:

               (a) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, furnish to Purchaser statements of consolidated net income and cash flows and a statement of changes in consolidated stockholders' equity of the Company and its Subsidiaries for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period or date in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments; provided, however, that delivery pursuant to Section 4.7(c) of a copy of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Commission shall be deemed to satisfy the requirements of this clause;

                                                             Page 31 of 87 Pages


               (b) as soon as practicable and in any event within 90 days after the end of each fiscal year, furnish to Purchaser statements of consolidated net income and cash flows and a statement of changes in consolidated stockholders' equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, setting forth in each case in comparative form the corresponding figures from the preceding fiscal year, all in reasonable detail and examined and reported on by independent public accountants of recognized national standing selected by the Company; provided, however, that delivery pursuant to Section 4.7(c) below of a copy of the Annual Report on Form 10-K of the Company for such fiscal year filed with the Commission shall be deemed to satisfy the requirements of this
Section 4.7(b);

               (c) promptly upon transmission thereof, furnish to Purchaser copies of all registration statements and all other filings or reports the Company files with the Commission; and

               (d) upon the good faith request by Purchaser for such information from, or access to, the Company and its properties, books, records and personnel as is reasonable, the Company shall cooperate in promptly providing such information or access to Purchaser.

          4.8. Dividends. From the date hereof and as long as Purchaser and its Affiliates either (i) Beneficially Own 5% or more of the outstanding Common Stock of the Company, or (ii) have not transferred to Third Parties 75% or more of the Primary Shares, the Company shall not, without the prior written consent of Purchaser, effect any stock repurchases, pay dividends or make other distributions in respect of the Common Stock.

          4.9. Limitation on Agreements. From the date hereof and as long as Purchaser and its Affiliates own any Primary Shares, the Company will not, and will not permit any Subsidiary to, enter into any Contract, or any amendment, modification, extension or supplement to any existing Contract, which contractually conflicts with any provision contained herein.

                                                             Page 32 of 87 Pages


          4.10. Merger. From the date hereof and as long as Purchaser and its Affiliates either (i) Beneficially Own 10% or more of the outstanding Common Stock of the Company, or (ii) have not transferred to Third Parties 50% or more of the Primary Shares, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Purchaser, merge with or into or consolidate with any other Person (unless the Company is the continuing or surviving entity, such transaction would not violate the provisions of Section 4.1, and immediately after the consummation of such transaction the surviving corporation would not be in violation of the provisions of Section 4.1) or otherwise effect a Change in Control.

          4.11. Notice of Breach. As promptly as practicable, and in any event not later than ten days after senior management of the Company becomes aware of any breach by the Company of any provision of this Agreement, including, without limitation, this Article 4, the Company shall provide Purchaser with written notice specifying the nature of such breach and any actions proposed to be taken by the Company to cure such breach.

          4.12. Real Property Holding Company.

               (a) From the date hereof and as long as Purchaser and its Affiliates own any Primary Shares or shares of Common Stock acquired by exercise of one or both of the Options, the Company shall not become a "United States real property holding corporation" as defined in Code section 897(c)(2).

               (b) The Company shall, at Purchaser's request, (i) provide promptly a letter in the form set forth in Exhibit B (with any modifications thereto as requested by Purchaser to comply with then existing requirements of the Code and Treasury Regulations thereunder), and comply promptly with the notice requirements of Treasury Regulations section 1.897-2(h)(2) or (h)(4) (and any successors thereto), and (ii) provide the voluntary notice to the U.S. Internal Revenue Service described in Treasury Regulations section 1.897-2(h)(4)(i).

5. Restrictions on Transfer. Neither Purchaser nor any of its Affiliates will, directly or indirectly, sell, transfer, pledge, encumber or otherwise dispose of (collectively, a "Transfer") any of the Primary Shares for one year from the date hereof, except for Transfers to or between Affiliates who agree to be bound by the provisions of this Agreement. Neither Purchaser nor any of its Affiliates will at any time Transfer any of the Primary Shares in violation of the Securities Act or any applicable state securities laws.

6.   Indemnification.

          6.1. Survival. The representations and warranties made in this Agreement or in documents delivered in connection herewith shall survive the Closing for 18 months from the date hereof (such 18- month period being the "Indemnification Period") and on the 18 month anniversary of the date hereof shall expire, together with any right to indemnification for breach thereof

                                                             Page 33 of 87 Pages


except to the extent a Valid Third Party Claim Notice (as defined in Section 6.3(a)) or Valid Other Claim Notice (as defined in Section 6.3(b)) (each, a "Valid Claim Notice") shall have been given with respect to such representation or warranty prior to the expiration of the applicable Indemnification Period in accordance with Section 6.3 by the party seeking indemnification (the
"Indemnitee") to the party from which indemnification is being sought (the "Indemnitor"), in which case the representation or warranty alleged in the Valid Claim Notice to have been breached shall survive, to the extent of the claim set forth in the Valid Claim Notice only, until such claim is resolved. Notwithstanding the preceding sentence, the representations and warranties contained in Section 2.3 shall not expire and the corresponding Indemnification Period shall be perpetual, without expiration. The covenants and agreements contained herein (other than the covenant and agreement to indemnify against breaches of representations and warranties, which shall expire as set forth in the first and second sentences of this Section 6.1) shall survive the Closing until the covenants and agreements are complied with in accordance with their terms.

          6.2. Indemnification. (a) Subject to the provisions of this Article 6, the Company shall defend and indemnify Purchaser, its Affiliates, their directors and officers and the Purchaser Designees and hold each of them harmless from and against all damages, claims, losses, Taxes, charges, actions, suits, proceedings, deficiencies, interest, penalties, fines, liabilities,
obligations,   amounts  paid  in  settlements,  costs  and  expenses  (including reasonable attorneys' fees) (collectively, "Losses") which are sustained, incurred or suffered by any of them (i) by reason of the breach of any of the representations or warranties made by the Company herein or in any document delivered in connection herewith, (ii) by reason of the breach of any of the Company's covenants and agreements contained herein or in any document delivered in connection herewith, or (iii) for Losses in connection with any Action arising out of the transactions contemplated hereby (other than Actions arising out of a breach by Purchaser or its Affiliates of the this Agreement or the documents delivered in connection herewith); provided, however, that Purchaser, its Affiliates, their directors and officer and the Purchaser Designees shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Section 6.3, so as to constitute a Valid Claim Notice, and within the time period of survival set forth in Section 6.1.

               (b) Subject to the provisions of this Article 6, Purchaser shall defend and indemnify the Company and its Affiliates and hold each of them harmless from and against all Losses which are incurred or suffered by any of them (i) by reason of the breach by Purchaser of any of the representations or warranties made by it herein or in any document delivered in connection herewith, or (ii) by reason of the breach of any of its covenants and agreements contained herein or in any document delivered in connection herewith; provided, however, that the Company and its Affiliates shall not be entitled to any recovery unless a claim for indemnification is made in accordance with
Section 6.3, so as to constitute a Valid Claim Notice, and within the time period of survival set forth in Section 6.1.

          6.3 Procedures for Claims. (a) (i) In order for an Indemnitee to be entitled to any remedy provided for under this Article 6 in respect of, arising out of or involving a claim made by any Third Party against the Indemnitee or an Affiliate (a "Third Party Claim"), the Indemnitee must notify the Indemnitor in writing of the Third Party Claim (a "Third Party Claim Notice") promptly following receipt by such Indemnitee of written or oral notice of the Third

                                                             Page 34 of 87 Pages


Party Claim, which notification, to be a valid Third Party Claim Notice (a "Valid Third Party Claim Notice"), must be accompanied by a copy of the written notice, if any, of the Third Party claimant to the Indemnitee asserting the Third Party Claim, or, if such Third Party Claim shall not have been made in writing, the written notice of Indemnitee certifying as to the receipt by Indemnitee of the oral Third Party Claim, and, in each case, setting forth in reasonable detail, the facts then known by Indemnitee with respect to such Third Party Claim; provided, however, that the failure to provide such Notice promptly (so long as a Valid Third Party Claim Notice is given before the expiration of the Indemnification Period and any extensions thereof, as applicable) shall not affect the obligations of the Indemnitor hereunder except to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee shall deliver to the Indemnitor copies of all other notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

               (ii) The Indemnitor shall have the right to defend against any such Third Party Claim (including the conduct of any proceedings or settlement negotiations, provided that the Indemnitor shall not settle any Third Party Claim without the Indemnitee's consent, which consent shall not be unreasonably withheld or delayed) with counsel of the Indemnitor's own choosing. The Indemnitee shall have the right to participate in the defense of any Third Party Claim and to employ its own counsel (it being understood that the Indemnitor shall control such defense), at the Indemnitee's own expense. Prior to the time the Indemnitee is notified by the Indemnitor as to whether the Indemnitor will assume the defense of a Third Party Claim, the Indemnitee shall take all actions reasonably necessary to timely preserve the collective rights of the parties with respect to such Third Party Claim, including responding timely to legal process. If the Indemnitor shall decline to assume the defense of a Third Party Claim (or shall fail to notify the Indemnitee of its election to defend such Third Party Claim) within 30 days after the giving by the Indemnitee to the Indemnitor of a Valid Third Party Claim Notice with respect to the Third Party Claim, the Indemnitee shall defend against the Third Party Claim and the Indemnitor shall be liable to the Indemnitee for all reasonable fees and expenses incurred by the Indemnitee in the defense of the Third Party Claim, including the reasonable fees and expenses of counsel employed by the Indemnitee, if and to the extent that the Indemnitor is responsible to indemnify for such Third Party Claim. Regardless of which party assumes the defense of a Third Party Claim, the parties agree to cooperate with one another in connection therewith. Such cooperation shall include providing records and information which are relevant to such Third Party Claim, and which are not required by law to be kept confidential and making employees and officers available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as a witness or respond to legal process. Whether or not the Indemnitor assumes the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor's prior written consent (which consent will not be unreasonably withheld or delayed).

               (b) In order for an Indemnitee to be entitled to any indemnification provided for under this Article 6 in respect of a claim as to which a Third Party Claim has not been asserted against such Indemnitee (an "Other Claim"), the Indemnitee must promptly notify the Indemnitor in writing of

                                                             Page 35 of 87 Pages

such Other Claim (the "Other Claim Notice"), which notification, to be a valid Other Claim Notice (a "Valid Other Claim Notice"), must certify that the Indemnitee has in good faith already sustained some (though not necessarily all) Losses, or has a good faith basis to believe Losses may be sustained, with respect to such claim. The failure by any Indemnitee to notify the Indemnitor promptly (so long as a Valid Other Claim Notice is given before the expiration of the Indemnification Period) shall not relieve the Indemnitor from any liability that it may have to such Indemnitee under Section 6.2, except to the extent that the Indemnitor has been actually prejudiced by such failure.

          6.4.   Certain   Provisions   Regarding   Indemnification.   (a)   The
indemnification provided in this Article 6 shall be the sole and exclusive remedy for any inaccuracy or breach of any representation or warranty made by the Company or Purchaser in this Agreement.

               (b) Upon making any payment to an Indemnitee for any indemnification claim pursuant to this Article 6, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnitee may have against any other parties with respect to the subject matter underlying such indemnification claim.

               (c) The amount of any Losses shall be computed net of any insurance proceeds received by the Indemnitee or its Affiliates in connection therewith.

               (d) The amount of any indemnification payment made by the Company to Purchaser pursuant hereto shall be increased by dividing (x) the amount that would be payable (but for this Section 6.4(d)), by (y) one minus the Ownership Fraction. The "Ownership Fraction" means the number of Primary Shares held by Purchaser and its Affiliates at the time of such payment, divided by the total number of shares of Common Stock outstanding at the time of such payment.

               (e) For purposes of this Article 6, Promecap, S.C. shall be deemed to be an Affiliate of Purchaser (irrespective of whether or not Promecap, S.C. is from time to time determined to be an Affiliate pursuant to the definition of Affiliate contained in Section 7.1).

               (f) Notwithstanding any provision of this Article 6 to the contrary, (A) the Company shall not be obliged to make any payments in respect of indemnification for a breach described in clause (i) of Section 6.2(a) until the aggregate amount of payments that the Company is obliged to pay in respect of such breaches (without reference to this Section 6.4(f)) is at least $250,000, at which point all payments that the Company is obliged to pay in respect of such breaches shall be payable, and (B) the Company shall not be obliged to make any payments in respect of indemnification for breaches of representations and warranties described in clause (i) of Section 6.2(a) in excess of $16,500,000.

                                                             Page 36 of 87 Pages


7.   Interpretation.

          7.1. Definitions.

          "Affiliate" shall mean, with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.

          "Beneficially Own", with respect to any securities, shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

          "Capitalized Lease" shall mean, with respect to any Person, any lease or any other agreement for the use of property which, in accordance with generally accepted accounting principles, should be capitalized on the lessee's or user's balance sheet.

          "Change in Control" shall mean:

               (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of Beneficial Ownership of more than 25% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by (i) the Company or any of its Subsidiaries, (ii) any employee benefit plan (or related trust) of the Company or its Subsidiaries, or (iii) any corporation with respect to which, following such acquisition, a majority of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then Beneficially Owned, directly or indirectly, by individuals and entities who were the Beneficial Owners of voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or

               (b) a reorganization, merger or consolidation, in each case, with respect to which all or substantially all the individuals and entities who were the respective Beneficial Owners of the voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation Beneficially Own, directly or indirectly, more than 75% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation; or

               (c) the sale or other disposition of a majority or more of the consolidated assets or property of the Company and its Subsidiaries in one transaction or series of related transactions.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                                                             Page 37 of 87 Pages


          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Exchange Act shall include reference to the comparable section, if any, of any such successor federal statute.

          "Guarantee" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of any Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of any computations made under this Agreement, a Guarantee in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the outstanding amount of the Indebtedness for borrowed money which has been guaranteed, and a Guarantee in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

          "Indebtedness" shall mean, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and similar accrued liabilities incurred in the ordinary course of business and paid in a manner consistent with industry practice),
(v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person whether or not the obligations secured thereby have been assumed, (vi) all Capitalized Lease obligations of such Person, (vii) all Guarantees of such Person, (viii) all obligations (including but not limited to reimbursement obligations) relating to the issuance of letters of credit for the account of such Person, (ix) all obligations arising out of foreign exchange contracts, and
(x) all obligations arising out of interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

          "Law" shall mean any law, statute, rule, regulation, judgment, injunction, order, decree, license, permit, certificate, or other restriction of any Governmental Authority or securities authority or exchange applicable to the Company.

          "Material Adverse Effect" shall mean a material adverse effect on the business, operations, results of operations, assets, prospects or condition (financial or otherwise) of the Company or the Fruit Processing Operations or the Juice and Oil Operations.

                                                             Page 38 of 87 Pages

          "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

          "Pension Plan" shall mean any multiemployer plan or single employer plan, as defined in Section 4001 of ERISA, that is subject to Title IV of ERISA, that the Company, any Subsidiary or any ERISA Affiliate maintains or is or ever has been obligated to contribute to for the benefit of employees or former employees of the Company, any Subsidiary or any ERISA Affiliate.

          "Permitted Liens" shall mean liens or other encumbrances for current Taxes not yet due and payable, or for mechanics', carriers', workers' and other similar liens or encumbrances arising in the ordinary course of business consistent with past practice, except for such liens or encumbrances that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect.

          "Person" shall mean any individual, firm, corporation, partnership or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of any such successor federal statute.

          "Significant Shareholder" shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that Beneficially Owns 5% or more of the Common Stock).

          "Subsidiary" shall mean any corporation or other entity of which 25% or more of the voting power or equity interest is owned, directly or indirectly, by the Company.

          "Third Party" shall mean, with respect to any Person, any other Person which is not an Affiliate of such Person.

          "Treasury Regulations" shall mean the regulations promulgated under the Code from time to time.

          7.2. Index to Defined Terms. The terms listed below are defined elsewhere in this Agreement and, for ease of reference, the Section containing the definition of each such term is set forth opposite such term:

Action.................................................................2.10(a)
Affiliate..............................................................7.1
Agreement..............................................................Preamble
Beneficially Own.......................................................7.1
Capital Lease..........................................................7.1
Change in Control......................................................7.1
Closing................................................................1.3
Code...................................................................7.1
Commission.............................................................2.3
Common Stock...........................................................Recitals
Company................................................................Preamble
Company Options........................................................2.3

                                                             Page 39 of 87 Pages


Contract...............................................................2.16
Employee Plan..........................................................2.12
Environmental Law......................................................2.14
Environmental Permit...................................................2.14
ERISA..................................................................7.1
ERISA Affiliate........................................................2.12
Exchange Act...........................................................7.1
Governmental Authority.................................................2.5(d)
Guarantee..............................................................7.1
Hazardous Materials....................................................2.14
Indebtedness...........................................................7.1
Indemnification Period.................................................6.1
Indemnitee.............................................................6.1
Indemnitor.............................................................6.1
Intellectual Property Rights...........................................2.15
Law....................................................................7.1
Letter Agreement.......................................................Recitals
Litigation.............................................................8.11
Losses.................................................................6.2(a)
Material Adverse Effect................................................7.1
Multiemployer Plan.....................................................2.12
Options................................................................Recitals
Option Agreements......................................................Recitals
Other Claim............................................................6.3(b)
Other Claim Notice.....................................................6.3(b)
Ownership Fraction.....................................................6.4(d)
PBGC...................................................................7.1
Pension Plan...........................................................7.1
Person.................................................................7.1
Primary Shares.........................................................Recitals
Purchase Price.........................................................1.2
Purchaser..............................................................Preamble
Purchaser Designee.....................................................4.2(a)
Registration Rights Agreement..........................................Recitals
SEC Documents..........................................................2.6
Securities Act.........................................................7.1
Significant Shareholder ...............................................7.1
Subsidiary.............................................................7.1
Tax....................................................................2.8(c)
Tax Returns............................................................2.8(c)
Third Party............................................................7.1
Third Party Claim......................................................6.3(a)
Third Party Claim Notice...............................................6.3(a)
Transfer...............................................................5
Treasury Regulations ..................................................7.1
Valid Claim Notice.....................................................6.1
Valid Other Claim Notice...............................................6.3(b)
Valid Third Party Claim Notice.........................................6.3(a)


          7.3. Headings; Other Interpretation. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. "Hereby," "hereof," "hereunder" and similar terms

                                                             Page 40 of 87 Pages


shall be references to this Agreement, including the Schedules hereto. In this Agreement, unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number and the plural number. As used herein, to a party's "knowledge" means actual knowledge of the senior management and board of directors of the Company and the knowledge that any of the foregoing persons would have after due and reasonable inquiry. Unless the context otherwise indicates, references to a Section, Article or Schedule shall refer (respectively) to a Section of, Article of or Schedule to this Agreement. The term "dollars" or "$" shall refer to the currency of the United States.

8.       Miscellaneous.

          8.1. Severability. If any term, provision, covenant or restriction of this Agreement or any exhibit hereto is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement and such exhibits shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. Should a court of competent jurisdiction determine that any provision hereof is unenforceable because it is excessive in scope, the parties hereto agree that the provision shall be interpreted and enforced to the maximum extent which such court deems enforceable.

          8.2. Specific Enforcement. Purchaser, on the one hand, and the Company, on the other, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

          8.3. Entire Agreement. This Agreement (including the schedules hereto), the Option Agreements, the Registration Rights Agreement and the other documents delivered in connection herewith or contemplated herein constitute the entire agreement between the parties and supersede all prior agreements and understandings, agreements or representations by or between the parties, written and oral, with respect to the subject matter hereof and thereof. Purchaser and the Company hereby terminate the Letter Agreement.

          8.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                                                             Page 41 of 87 Pages


          8.5. Notices and Other Communications. All notices, consents, requests, instructions, approvals, financial statements, proxy statements, reports and other communications provided for herein shall be in writing and shall be delivered personally, by telecopy (and confirmed by telephone) or sent by prepaid overnight courier service, to the applicable address set forth below.



                  If to the Company, to:

                  The UniMark Group, Inc.
                  The UniMark House
                  P.O. Box 229
                  Argyle, TX  76226
                  Attention: President
                  Telecopier:

         with a copy to:

         Jakes Jordaan, Esq.
         Jordaan & Pennington
         300 Crescent Court, Suite 1605
         Dallas, TX 75201
         Telecopier: (214) 871-6560

         If to Purchaser, to:

         M & M Nominee L.L.C.
         c/o Soros Fund Management
         888 Seventh Avenue
         New York, NY  10106
         Attention: Chief Financial Officer
         Telecopier: (212) 974-8399

         with a copy to:

         Promecap, S.C.
         Bosque de Alisos No. 47A, 3er piso
         Colonia Bosques de las Lomas
         C.P. 05120 Mexico, D.F.
         Mexico
         Attention: Federico Chavez Peon
         Telecopier: 011-525-259-6269

         with a copy to:

         Joseph Stern, Esq.
         Fried, Frank, Harris, Shriver & Jacobson
         One New York Plaza
         New York, New York  10004
         Telecopier: (214) 859-4000

or to such other address as any party may, from time to time, designate in a written notice given in a like manner.

                                                             Page 42 of 87 Pages


          8.6. Amendments; Termination; Waivers. This Agreement may not be amended or terminated except by written agreement of the Company and Purchaser. This Agreement may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification or discharge is sought. Notwithstanding anything in this Agreement to the contrary, no provision of this
Section 8.6 may be waived, changed or modified.

          8.7. Cooperation. Purchaser and the Company agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement.

          8.8. Successors and Assigns; Parties in Interest. This Agreement may be assigned by Purchaser to any Affiliate of Purchaser who agrees in writing to be bound by the provisions hereof. This Agreement may not be assigned by the Company. All covenants and agreements contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. In addition, each Purchaser Designee shall be a third party beneficiary of this Agreement and shall be entitled to enforce this Agreement. Except as provided in the preceding two sentences and as explicitly provided in Article 6, nothing in this Agreement, express or implied, is intended to confer upon any Person any rights or remedies under or by reason of this Agreement.

          8.9. Expenses. The Company shall pay all costs and expenses of Purchaser and its Affiliates (including fees and expenses of counsel and accountants) in connection with their due diligence review of the Company, the negotiation, execution and delivery of the Letter Agreement, this Agreement and all other documents in connection herewith, and the closing of the transactions contemplated hereby, up to a maximum of $100,000, and shall pay costs and expenses of Purchaser and its Affiliates (including fees and expenses of counsel and accountants) of their enforcement of the foregoing.

                                                             Page 43 of 87 Pages


          8.10. Transfer of Shares. (a) Purchaser understands and agrees that the Primary Shares have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws or transactions as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws are available. Purchaser acknowledges that, except as provided in the Registration Rights Agreement, Purchaser has no right to require the Company to register the Primary Shares. Purchaser understands and agrees that each certificate representing the Primary Shares shall bear legends substantially in the form as follows:

                    "THE  SECURITIES  REPRESENTED BY THIS  CERTIFICATE  HAVE NOT
               BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS."


          8.11. Governing Law; Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN WILMINGTON, DELAWARE, FOR ANY ACTION IN ANY COURT OR BEFORE ANY GOVERNMENTAL AUTHORITY ("LITIGATION") ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE COURTS OF THE STATE OF DELAWARE OR THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN WILMINGTON, DELAWARE, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          8.12. Publicity

          Each of the parties hereto agrees that it will make no statement regarding the transactions contemplated hereby which is inconsistent with the press release agreed to by the parties hereto. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the Commission or other regulatory bodies, make such statements with respect to the transactions contemplated hereby as each may be advised is legally necessary upon advice of its counsel.

          [Remainder of page left intentionally blank.]

                                                             Page 44 of 87 Pages


          IN WITNESS WHEREOF, the Company and Purchaser have caused this Agreement to be executed and delivered by their respective officers as of the date first above written.


                                   THE UNIMARK GROUP, INC.

                                   By:/s/ Rafael Vaquero Bazan
                                      ----------------------------------------
                                      Name:  Rafael Vaquero Bazan
                                      Title: President, Chief Executive Officer
                                             and Chief Operating Officer



                                   M & M NOMINEE L.L.C.

                                   By:/s/ Peter Streinger
                                      ----------------------------------------
                                      Name:  Peter Streinger
                                      Title: Manager